As filed with the Securities and Exchange Commission on December15, 2015

Registration No.: 333- ____________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

ARMCO METALS HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	26-0491904
(State or other jurisdiction of incorporation or organization)	(I. R. S. Employer Identification No.)

1730 S Ampheltt Blvd #230, San Mateo CA	94402
(Address of Principal Executive Offices)	(Zip Code)

Amended and Restated 2009 Stock Incentive Plan
(Full title of the plan)

Mr. Kexuan Yao Chief Executive Officer Armco Metals Holdings, Inc. 1730 S Ampheltt Blvd #230San Mateo, CA 94402
(Name and address of agent for service)

(650) 212-7630
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common stock, par value $0.001 per share	600,000	$0.32	$192,000	$19.33

(1)     To the extent permitted by Rule 416, this registration statement also covers an indeterminate number of additional shares of common stock of Armco Metals Holdings, Inc. as may be issuable as a result of the anti-dilution provisions pursuant to future stock splits, stock dividends or similar transactions.

(2)     Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant’s common stock as reported on the NYSE MKT on December [4], 2015.

EXPLANATORY NOTE

This registration statement on Form S-8 of Armco Metals Holdings, Inc. (the "Company") relating to 600,000 shares of common stock, par value $0.001 per share, issuable under the Company's Amended and Restated 2009 Stock Incentive Plan (the “Plan”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, to register an additional 600,000 shares of common stock reserved for issuance under the Plan. Unless the context requires otherwise, references herein to the Plan are intended to relate to the Plan as so defined, and to the equity compensation and incentive arrangements which the Plan amends and restates.

The additional shares to be registered on this registration statement are of the same class as securities covered by the registration statement on Form S-8, SEC File No. 333-201260, as filed with the Securities and Exchange Commission on December 24, 2014 (the "Prior Registration Statement"). This registration statement is filed pursuant to Instruction E of the General Instructions to Form S-8 regarding registration of additional securities. Pursuant to Instruction E of Form S-8, the contents of the Prior Registration Statement, to the extent relating to the registration of shares of common stock under the Plan and except as otherwise set forth in this registration statement, are incorporated by reference herein.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT.

Item 3.          Incorporation of Documents by Reference.

The following documents, which have previously been filed by us, as specified, with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference herein and shall be deemed to be a part hereof:

1.     Annual Report on Form 10-K for the fiscal year ended December 31, 2014 (filed on March 30, 2015) (File No. 001-34631);

2.     Reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act since December 31, 2014; and

3.     The description of our common stock that is contained in our registration statement on Form 8-A, filed with the Securities and Exchange Commission on February 29, 2010 (File No. 001-34631) under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 8.           Exhibits.

Exhibit No.	Description
4.1	Fourth Amendment to Armco Metals Holdings, Inc. Amended and Restated 2009 Stock Incentive Plan *
5.1	Opinion of Pearlman Schneider LLP *
23.1	Consent of MaloneBailey, LLP.*
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereof)*

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Mateo, State of California, on December15, 2015.

Armco Metals Holdings, Inc.

By: /s/ Kexuan Yao
Kexuan Yao, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Kexuan Yao Kexuan Yao	Chief Executive Officer, director, principal executive officer	December 15, 2015

/s/ Fengtao Wen Fengtao Wen	Chief Financial Officer, principal financial and accounting officer	December 15, 2015

/s/ William Thomson William Thomson	Director	December15, 2015

/s/ Kam Ping Chan Kam Ping Chan	Director	December15, 2015

/s/ Weiping Shen Weiping Shen	Director	December15, 2015

EXHIBIT INDEX

Exhibit No.	Description
4.1	Fourth Amendment to Armco Metals Holdings, Inc. Amended and Restated 2009 Stock Incentive Plan *
5.1	Opinion of Pearlman Schneider LLP *
23.1	Consent of MaloneBailey, LLP.*
23.2	Consent of Pearlman Schneider LLP (included in Exhibit 5.1 hereof)*